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                                                                      EXHIBIT 23

                              ACCOUNTANTS' CONSENT

The Board of Directors
InaCom Corp.:

    We consent to incorporation by reference in Registration Statement Nos. 33-21438 and 33-38385 on Form S-8 of InaCom Corp. of our report dated February 16, 1996 relating to the consolidated balance sheets of InaCom Corp. and subsidiaries as of December 30, 1995 and December 31, 1994, and the related consolidated statements of operations, stockholders' equity and cash flows and related financial statement schedules for each of the years in the three-year period ended December 30, 1995, which report appears in the December 30, 1995 Annual Report on Form 10-K of InaCom Corp.

                                             KPMG PEAT MARWICK LLP
                                          /s/ KPMG Peat Marwick LLP

Omaha, Nebraska
March 15, 1996

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